FOSTER WHEELER ANNOUNCES $133,488,250 OF AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES EXCHANGED FOR EQUITY

     HAMILTON, Bermuda, October 28, 2005--Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that it has accepted for payment $133,488,250 of aggregate principal amount of its Senior Secured Notes due September 2011, Series A. The tendered Senior Notes were accepted in connection with Foster Wheeler’s ongoing Exchange Offer for up to $150 million of aggregate principal amount of its Senior Notes. The tenders accepted were solely from certain holders with whom Foster Wheeler has entered into a lock-up agreement in connection with the Exchange Offer. The number of new common shares issued pursuant to notes tendered by the locked-up holders and accepted by Foster Wheeler will be 5,363,424.397. As of October 27, 2005, Foster Wheeler had 50,741,322 outstanding common shares.

     Foster Wheeler also announced that the related Consent Solicitation has expired and that it has received sufficient consents to amend the indenture governing the Senior Notes. Foster Wheeler expects to execute and deliver the supplemental indenture, along with all necessary documentation for the trustee to take similar action, as soon as practicable.

     “The ongoing Exchange Offer is another significant step in our Company’s deleveraging,” said Raymond J. Milchovich, chairman, president and chief executive officer. “The three key accomplishments of the Exchange Offer are as follows:

  Most importantly, this exchange will be accretive to expected 2006 earnings per share;
  Up to $150 million of principal amount of debt will be eliminated, reducing the Company’s gross debt to its lowest level in more than 15 years;
  Up to $15 million of interest expense will be eliminated in 2006, all of which will flow to annual income.

     “I am very pleased with the success of the initial phase of this Exchange Offer. Together with our two previous successful Exchange Offers, this ongoing Exchange Offer establishes a much stronger financial foundation for Foster Wheeler, further enhancing our ability to deliver successful products and services that meet or exceed the expectations of our worldwide client base. In addition, the successful Consent Solicitation will provide Foster Wheeler with an additional level of financial and operating flexibility.”

     The Exchange Offer is currently scheduled to remain open to non-locked-up holders through 5:00 p.m., New York City time, on November 10, 2005. Holders tendering securities during the remaining offering period will receive the same consideration as holders who tendered during the Consent Solicitation period, that is, 40.179 common shares for each $1,000 of aggregate principal amount of notes accepted by Foster Wheeler. Securities tendered during the remaining offer period may not be withdrawn and are subject to pro-ration as the aggregate amount of notes tendered will exceed $150 million.

     The terms and conditions of the Exchange Offer are as set forth in the Offer to Exchange and related documentation previously distributed to holders of Senior Notes. A copy of the Offer to Exchange and other documents relating to the Exchange Offer and Consent Solicitation may be obtained from Morrow & Co., Inc., the Information Agent for this Exchange Offer and Consent Solicitation. Morrow’s telephone number for bankers and brokers is 800-654-2468 and for all other security holders is 800-607-0088. Contact the Information Agent with any questions on the Exchange Offer.

      Individuals holding their securities through brokers are urged to contact their brokers to receive a copy of the Offer to Exchange and other documents related to the Exchange Offer.

      The foregoing reference to the Exchange Offer and Consent Solicitation and/or any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Foster Wheeler Ltd. or any of its subsidiaries.

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05-078

Notes to Editors:

1.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas- to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.	Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business— Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, and changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Media Contacts:
Media	Maureen Bingert	908 730 4444	E-mail:	maureen_bingert@fwc.com
Investor Relations	John Doyle	908 730 4270	E-mail:	john_doyle@fwc.com
Other Inquiries	908 730 4000		E-mail:	fw@fwc.com